Exhibit 10.16

[Propanc Health Group
Letterhead]

June 6, 2011

VIA EMAIL AND FEDERAL EXPRESS
Churchill and Associates, LLC
191 Peachtree Street, Suite 3300
Atlanta, Georgia 30303
Attention: Mr. Chris Smith

Re:           Termination of Investment Banking & Listing Agreements, dated August 3, 2010 and September 16, 2010 (collectively, the “Agreements”)

Dear Chris:

Despite our numerous efforts over the past several weeks relative to formulating a revised go forward plan, we feel as though we will not be able to reach a mutually agreeable understanding with Churchill and Associates (“C and A”). Accordingly, we are hereby terminating the above-referenced Agreements for several reasons, including, but not limited to, lack of performance by C and A, objectionable provisions from a regulatory perspective relative to the payment of fees to C and A, and the potential misuse of funds provided for acquisitions.

We have made it clear to you that Propanc cannot proceed with the Agreements as currently executed for several reasons. Specifically, based on discussions with our attorneys, the Agreements contain potential regulatory issues, which were not made aware to us at the time of signing, that would impact not only Propanc but C and A as well. Our attorneys feel that these issues would also create heightened scrutiny from the U.S. Securities and Exchange Commission and the Financial Industry Regulatory Authority, which could ultimately delay and/or derail our Registration Statement and 15c2-11 filings. Our attorneys attempted to speak with you about this but to no avail.

In order to continue our relationship with C and A, as you know, we proposed amended and restated agreements remedying the issues contained in the Agreements.  Notwithstanding, you rejected this suggestion and requested that we enter into a separate, third agreement which contained the same objectionable provisions.

Further, we still have not received any indication as to the status of the $400,000 Propanc remitted to C and A for potential acquisitions. This money was to be kept separate from C and A’s fees and any misuse of these funds is deemed to be a material default under the Agreement. Again, can you please let us know the status of these funds.

We have attempted to work through these issues with C and A but to no avail. We wish you the best with your future endeavors.

Sincerely yours,

Propanc Health Group Corporation

By: /s/ James Nathanielsz
      James Nathanielsz, CEO